Exhibit 99.1

DelMar Pharmaceuticals Announces Third Quarter Fiscal Year 2018 Financial Results

- Company will host a business update conference call on May 30, 2018 at 4:30 PM Eastern Time -

VANCOUVER, British Columbia and MENLO PARK, Calif., May, 17, 2018 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the third quarter ended March 31, 2018. DelMar executive management will host a business update conference call for investors, analysts and other interested parties on May 30, 2018 at 4:30 p.m. Eastern Time.

“This quarter has been a pivotal and important period for DelMar. I am pleased with our enhanced focus on leveraging VAL-083’s unique mechanism of action to advance both of our Phase 2 clinical programs including MGMT-unmethylated, second-line, bevacizumab (Avastin) naïve glioblastoma, and MGMT-unmethylated, first-line, temozolomide-naïve glioblastoma. MGMT methylation status has become increasingly important in the diagnosis and treatment of glioblastoma, and a routine part of clinical practice as it is a well-established biomarker that correlates with resistance to the standard-of-care chemotherapy, temozolomide, and with patient outcomes. We believe that using this biomarker will optimize patient selection for treatment in future trials with our lead drug candidate, VAL-083, thereby streamlining development and enhancing opportunities for success in our clinical development programs,” commented Saiid Zarrabian, Interim President and Chief Executive Officer.

KEY HIGHLIGHTS

•	Continued enrolling patients in the Company’s Phase 2, open-label, second-line Avastin-naïve, MGMT-unmethylated, recurrent glioblastoma multiforme (GBM) trial being conducted at the MD Anderson Cancer Center
•	Increased patient enrollment rate of the Phase 2, open-label, first-line temozolomide-naïve, MGMT-unmethylated GBM trial at Sun Yat-sen University Cancer Center
•	Presented a positive interim update from ongoing open-label Phase 2 clinical trials in MGMT-unmethylated GBM at the Annual Meeting of the American Association for Cancer Research (AACR) held in April, 2018
•	Presented promising pre-clinical results supporting the potential of VAL-083 in the treatment of cancer patients whose tumors exhibit features that make them resistant to, or unlikely to respond to, currently available therapies at the Annual Meeting of AACR held in April, 2018
•	Presented promising pre-clinical data supporting the potential of VAL-083 as part of second- line combination treatment with Avastin for GBM at the biennial Canadian Neuro-Oncology meeting in May 2018
•	Ramped-up evaluation of improved development strategies for VAL-083’s ovarian program, including specific biomarkers for optimal VAL-083 efficacy and combination treatment with PARP inhibitors, utilizing our newly formed clinical advisory board
•	Based on overall clinical and corporate development progress achieved to date, we expect to have cash available to fund planned operations into the third quarter of calendar 2019

For further details on the Company’s operating and financial results, as well as more detail about its updated strategy, refer to DelMar’s 10-Q filed with the SEC on May 15, 2018, http://ir.delmarpharma.com/all-sec-filings.

CONFERENCE CALL DETAILS

DelMar plans to host a conference call to discuss its financial results for the quarter ended March 31, 2018 and provide a corporate update on May 30, 2018, at 4:30 p.m. Eastern Time. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is 1 877-876-9176 (toll free) with Conference ID DELMAR.

A replay of the conference call will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR THE PERIOD ENDED MARCH 31, 2018

At March 31, 2018, the Company had combined cash and cash equivalents and clinical trial deposits on hand of approximately $9.4 million.

For the three months ended March 31, 2018, the Company reported a net loss of $2,933,057 or $0.13 per share, compared to a net loss of $1,868,460, or $0.18 per share, for the three months ended March 31, 2017. For the nine months ended March 31, 2018, the Company reported a net loss of $8,761,061 or $0.44 per share, compared to a net loss of $5,480,772, or $0.54 per share, for the nine months ended March 31, 2017.

The following represents selected financial information as of March 31, 2018. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated financial statements and management’s discussion and analysis (“MD&A”), as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	March 31, 2018 $	June 30, 2017 $

Cash and cash equivalents	8,506,922	6,586,014
Working capital	7,628,044	6,566,371
Total assets	9,676,838	7,911,021
Derivative liability	3,389	61,228
Total stockholders’ equity	7,659,730	6,578,524

Selected Statement of Operations Data

For the three months ended:

	March 31,	March 31,
	2018	2017
	$	$

Research and development	1,779,609	1,086,107
General and administrative	1,155,038	698,125
Change in fair value of stock option and derivative liabilities	(2,160)	77,479
Foreign exchange loss	6,420	6,897
Interest income	(5,850)	(148)
Net and comprehensive loss for the period	2,933,057	1,868,460
Series B preferred stock dividend	46,626	209,811
Net and comprehensive loss available to common stockholders	2,979,683	2,078,271
Basic weighted average number of shares outstanding	22,832,445	11,574,052
Basic loss per share	0.13	0.18

Excluding the impact of non-cash expense, research and development expenses increased to $1,765,643 during the current quarter from $968,332 for the same period in the prior year. The increase was primarily due to manufacturing costs for drug product as well as ongoing clinical trial costs for the Company’s two Phase 2, biomarker-driven clinical studies. In addition, the Company recognized certain costs related to parking its STAR-3, Phase 3 trial during the current quarter. Excluding the impact of non-cash expenses, general and administrative expenses increased in the three months ended March 31, 2018 to $870,202 from $635,769 for the three months ended March 31, 2017

For the nine months ended:

	March 31,	March 31,
	2018	2017
	$	$

Research and development	5,856,197	2,939,746
General and administrative	2,911,538	2,586,050
Change in fair value of stock option and derivative liabilities	(57,839)	(58,501)
Foreign exchange loss	57,406	13,726
Interest income	(6,241)	(249)
Net and comprehensive loss for the period	8,761,061	5,480,772
Series B Preferred stock dividend	142,358	676,865
Net and comprehensive loss available to common stockholders	8,903,419	6,157,637
Basic weighted average number of shares outstanding	20,179,765	11,432,376
Basic loss per share	0.44	0.54

Excluding the impact of non-cash expense, research and development expenses increased to $5,720,830 during the nine months period ended March 31, 2018, compared to $2,831,861 for the same period in the prior year. The increase was partially due to manufacturing costs for drug product as well as ongoing trial costs for the Company’s two Phase 2, biomarker-driven clinical studies. During the nine months ended March 31, 2018, the Company undertook site initiation and enrollment for its parked STAR-3, Phase 3 study in GBM. At March 31, 2018, the Company recognized certain costs related to the parking of the trial.

Excluding the impact of non-cash expenses, general and administrative expenses increased in the nine months ended March 31, 2018 to $2,456,207 from $1,942,944 for the nine months ended March 31, 2017.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is also being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar recently announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

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